Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

February 29, 2024

TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Ladies and Gentlemen:

We have acted as counsel to TPG Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by certain stockholders of the Company (the “Selling Stockholders”) of an aggregate of 15,526,915 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share, pursuant to the underwriting agreement, dated as of February 26, 2024 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware; (ii) the Amended and Restated Bylaws of the Company; (iii) the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2024, and the form of prospectus included therein; (iv) the prospectus supplement dated February 26, 2024 (the “Prospectus Supplement”), which forms a part of the Registration Statement; (v) the Amended and Restated Exchange Agreement, dated as of November 1, 2023, among the Company, TPG Operating Group II, L.P. (“TOG II”), TPG OpCo Holdings, L.P., TPG Operating Group I, L.P., TPG Operating Group III, L.P. and the holders of common units of TOG II; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

February 29, 2024 Page 2

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 29, 2024 relating to the Prospectus Supplement and to the reference to our firm therein. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP